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                                                                     EXHIBIT 8.3



                                 April 21, 1997



Wellsford Residential Property Trust
610 Fifth Avenue, 7th Floor
New York, New York  10020

          Re:  Tax Opinion for Merger
               ----------------------


Ladies and Gentlemen:

          You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), with and into Wellsford Residential Property Trust, a Maryland real estate investment trust ("Wellsford").

          As provided and/or described in that certain Contribution, Distribution and Assumption Agreement, by and between Wellsford and Wellsford Real Properties, Inc. ("WRP Newco"), dated January 16, 1997 (the "Contribution Agreement"), and the Registration Statement (defined below), immediately prior to the Merger (i) Wellsford will contribute certain of its assets to WRP Newco,
(ii) WRP Newco will assume certain liabilities of Wellsford, and (iii) Wellsford will distribute to the Wellsford Common Shareholders, pro rata, all of the outstanding shares of WRP Newco Common owned by Wellsford (the "Distribution"). Immediately after the consummation of the Distribution, EQR will be merged, in accordance with the applicable provisions of the Maryland General Corporation Law ("MGCL"), with and into Wellsford, with Wellsford as the surviving trust (the "Surviving Trust"). As part of the Merger, Wellsford's name will change to "Equity Residential Properties Trust." The Merger will be voted upon, as required by law, by EQR shareholders and Wellsford shareholders at special meetings.

          The Merger will be consummated pursuant to (i) an Agreement and Plan of Merger, dated as of January 16, 1997,
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April 21, 1997
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between EQR and Wellsford (the "Merger Agreement"), and (ii) the Articles of
Merger in connection therewith, by and between EQR and Wellsford (the "Articles"). The Merger Agreement, the Articles and the Contribution Agreement are collectively referred to herein as the "Agreements."

          The Merger, Distribution and the Agreements are more fully described in the Joint Proxy Statement/Prospectus/ Information Statement (the "Joint Proxy Statement/Prospectus"), included in the Registration Statement on Form S-4 (File No. 333-24653), filed by EQR and Wellsford with the Securities and Exchange Commission, as amended (the "Registration Statement"). Terms not otherwise defined in this letter shall have the meanings assigned to them in the Agreements and/or the Joint Proxy Statement/Prospectus.

          As of the Effective Time and by virtue of the Merger: (i) each share of Wellsford Common outstanding immediately prior to the Effective Time shall be converted into .625 shares of Survivor Common; (ii) each share of EQR Common outstanding immediately prior to the Effective Time will be converted into one share of Survivor Common; and (iii) each share of Wellsford Preferred will be converted into one share of Survivor Preferred, having the same preferences and other terms as the Wellsford Preferred previously outstanding of the same series; and (iv) each share of EQR Preferred will be converted into one share of Survivor Preferred, having the same preferences and other terms as the EQR Preferred previously outstanding of the same series. No fractional shares of Survivor Common will be issued in connection with the Merger. In lieu thereof, holders of Wellsford Common will receive cash.

          You have directed us to assume in preparing this opinion, and our opinion is based on the understanding, that (i) the Merger and related transactions will be consummated in accordance with the terms, conditions and other provisions of the Agreements, and (ii) all of the factual information, descriptions, representations and assumptions set forth in this letter, in the Agreements, in the letter to us from EQR, dated April 21, 1997, in the letter to us from Wellsford, dated April 21, 1997, and in the Joint Proxy Statement/Prospectus are accurate and complete and will be accurate and complete at the time of the Merger (the "Effective Date"). We have not independently verified any factual matters relating to the Merger or the Distribution in connection with or apart from our preparation of this opinion, and accordingly, our opinion does
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April 21, 1997
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not take into account any matters not set forth herein which might have been disclosed by independent verification.

          In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents (which are authentic), and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification; and

          3.   The Merger will be effective under State law.

          Based upon our review of the Agreements, the Joint Proxy Statement/Prospectus and such other documents as we have deemed necessary and upon representations made to us by EQR and Wellsford, we are of the opinion that, assuming the Merger and all other events occur as contemplated in the Agreements and the Joint Proxy Statement/Prospectus, under the United States federal income tax laws in effect on the date hereof:

               (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and EQR and Wellsford will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

              (ii) no gain or less will be recognized by Wellsford as a result of the Merger;

             (iii) no gain or loss will be recognized by the shareholders of Wellsford upon the exchange of their Wellsford Common solely for Survivor Common pursuant to the Merger;

              (iv) no gain or loss will be recognized by the shareholders of Wellsford upon the exchange of their Wellsford Preferred solely for Survivor Preferred pursuant to the Merger;
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April 21, 1997
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               (v)  the tax basis of the shares of Survivor Common received or deemed to be received in exchange for shares of Wellsford Common pursuant to the Merger will be the same as the tax basis of Wellsford Common exchanged therefor;

              (vi) the tax basis of the shares of Survivor Preferred received or deemed to be received in exchange for shares of Wellsford Preferred pursuant to the Merger will be the same as the tax basis of Wellsford Preferred exchanged therefor;

             (vii) the holding period for shares of Survivor Common and Survivor Preferred received in exchange for shares of Wellsford Common and Wellsford Preferred, respectively, pursuant to the Merger will include the period that such shares of Wellsford Common and Wellsford Preferred, respectively, were held by the holder, provided such shares of Wellsford Common and Wellsford Preferred were held as capital assets by the holder at the Effective Time;

            (viii) a shareholder of Wellsford Common who receives cash in lieu of a fractional share of Wellsford Common pursuant to the Merger will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share and the amount of cash received; and

              (ix) the statement of federal income tax matters and consequences described in the Joint Proxy Statement/ Prospectus under the heading "The Merger-Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, is accurate in all material respects.

          The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or any other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than the laws of the United States.

          This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.
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You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

          This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligations to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date. In rendering this opinion, we have assumed that there will be no change in the applicable laws of the State of Maryland, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, if the facts vary from those relied upon (including if any representations, covenants, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

          We hereby consent to the references to our firm appearing in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

          This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 6.3(f) of the Merger Agreement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and except as provided above, may not be quoted, in whole or in part, or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                                        Very truly yours,



                             /s/ Robinson Silverman Pearce Aronsohn & Berman LLP